Exhibit 8

Execution Copy

LOCK-UP AGREEMENT

among

KKR CHINA HEALTHCARE INVESTMENT LIMITED

and

ALBERT CHEN

Dated April 12, 2012

Paul, Weiss, Rifkind, Wharton & Garrison
Solicitors and International Lawyers
12th Floor, Hong Kong Club Building
3A Chater Road
Central
Hong Kong

Execution Copy

LOCK-UP AGREEMENT (this “Agreement”) made on the 12th day of April, 2012

AMONG:

(1)                                  KKR CHINA HEALTHCARE INVESTMENT LIMITED, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Investor”); and

(2)                                  ALBERT CHEN, presently the Chief Financial Officer of CHINA CORD BLOOD CORPORATION, (the “Senior Manager”).

RECITALS:

(A)                              The Senior Manager is a senior management personnel of China Cord Blood Corporation, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”).

(B)                                As of the date hereof, the Senior Manager owns 393,064 ordinary shares of the Company (par value US$0.0001 each).

(C)                                Pursuant to the Convertible Note Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof by and among the Investor and the Company, the Company will issue to the Investor, and the Investor will purchase from the Company, the Notes (as defined below), subject to the terms and conditions thereof.

(D)                               In consideration of and as a condition precedent to the purchase of the Notes by the Investor under the Purchase Agreement, the Parties (as defined below) enter into this Agreement.

AGREEMENT:

SECTION 1
INTERPRETATION

1.1                                 Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject

Person. In the case of the Investor, the term “Affiliate” includes (v) any shareholder of the Investor, (w) any of such shareholder’s general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such individuals referred to in (w) or (x).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or New York City are required or authorized by law or executive order to be closed.

“Company Charter Documents” has the meaning set forth in the Purchase Agreement.

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Conversion Shares” has the meaning set forth in the Purchase Agreement.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security interest or any other encumbrance but which has an economic or financial effect similar to the granting of security interest or any other encumbrance under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indemnification Agreement” means the indemnification agreement executed by the Company in favor of the nominee director of the Investor in accordance with the Purchase Agreement.

“Indemnification Priority and Information Sharing Agreement” means the indemnification priority and information sharing agreement executed by the Investor, an Affiliate of the Investor and the Company in accordance with the Purchase Agreement.

“Investment Value” has the meaning set forth in the Purchase Agreement.

“Locked Securities” means the Equity Securities of the Company held by the Senior Manager as of the date of this Agreement.

“Maturity Date” has the meaning set forth in the Notes.

“Notes” means the senior unsecured convertible notes in the aggregate principal amount of US$65,000,000 to be issued by the Company, in the form set forth in Exhibit A to the Purchase Agreement, which will be convertible into Shares in accordance with the terms set forth in Exhibit A to the Purchase Agreement.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person that subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“PRC” or “China” means the People’s Republic of China and for the purposes of this Agreement will exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, cousin, in-law, uncle, aunt, nephew or niece of such person or spouse.

“Shares” means the ordinary shares, par value US$0.0001 per share, in the capital of the Company.

“Transaction Documents” means the Purchase Agreement, the Notes, this Agreement, the Registration Right Agreement, the Indemnification Agreement, the Indemnification Priority and Information Sharing Agreement and the Company Charter Documents.

“US$” means United States Dollars, the lawful currency of the United States of America.

1.2                                 Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Agreement”	Preamble
“Company”	Recitals
“Expiry Date”	Section 2.5(a)
“Investor”	Preamble
“Process Agent”	Section 7.3
“Purchase Agreement”	Recitals
“Senior Manager”	Preamble
“Transfer”	Section 2.1

1.3                                 Interpretation.

(a)                                  Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)                                 Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) will be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)                                  Headings. Headings are included for convenience only and will not affect the construction of any provision of this Agreement.

(d)                                 Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and will be construed as if followed by the words “without limitation”.

(e)                                  Law. References to “law” will include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” will be construed accordingly.

(f)                                    References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(g)                                 Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(h)                                 Language. This Agreement is drawn up in the English language.

SECTION 2
RESTRICTIONS ON TRANSFER OF SHARES

2.1                                 Restriction on Transfers. Without the Investor’s prior written consent, no Senior Manager will, directly or indirectly,

(a)                                  sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, any Locked Securities or any right, title or interest therein or thereto (including any contractual or other legal arrangement having the effect of transferring any or all of the benefits of ownership or economic rights), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to any Locked Securities, or otherwise take any action to the effect that any other Person will become a “beneficial owner” (as defined in Rule 13d-3 promulgated under the 1934 Act) of any Locked Securities; or

(b)                                 enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Locked Securities or with respect to which it has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise

(each, a “Transfer”).

2.2                                 [RESERVED].

2.3                                 No Hedging. The restrictions set forth in Section 2.1 are expressly agreed to preclude the Senior Manager from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any Locked Securities even if such Locked Securities would be disposed of by someone other than the Senior Manager. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Locked Securities.

2.4                                 Violation of Transfer Restrictions. Any attempt to Transfer any Locked Securities in violation of Section 2 will be null and void ab initio.

2.5                                 Limitation on Transfer Restrictions.

(a)                                  The Transfer restrictions set forth in Sections 2.1 and 2.3 will be in full force and effect until the earlier of (i) the date on which Investor’s Investment Value is less than US$ 20,000,000, (ii) the Maturity Date, or (iii) nine months after the date of termination of the Senior Manager’s employment with the Company in conformity with its employment agreement and after having received all necessary approvals and consents (including, consent from the Investor, if applicable) (such date, the “Expiry Date”).

(b)                                 Notwithstanding anything to the contrary contained in Section 2.5(a), if the Investor sells, transfers, assigns, disposes (including dispositions for no value), pledges or charges any Notes or Conversion Shares in connection with a bona fide margin agreement or other loan or financing arrangement, the Transfer restrictions set forth in Sections 2.1 and 2.3 will cease to apply to 50% (fifty percent) of the Locked Securities held by the Senior Manager at the time of such sale, transfer, assignment, disposition, pledge or charge.

SECTION 3
REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERTAKINGS

3.1                                 Representations and Warranties. The Senior Manager represents to the Investor, and the Investor represents to Senior Manager (to the extent applicable), that:

(a)                                  such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby, and such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)                                 the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(c)                                  assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally; and

(d)                                 the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of any organizational or governance document of such Party, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority in such Party’s country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made or otherwise explicitly required hereunder, (iii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, or (iv) violate any law.

3.2                                 Transaction Documents.  The Senior Manager will procure that the Company will perform its obligations under each Transaction Document to which it is a party.  For the purposes of the foregoing, the Senior Manager will vote its voting Equity Securities in the Company, prior to the issuance of the Notes to the Investor, to approve the execution, delivery and performance by the Company of each such Transaction Document and the consummation of the transactions contemplated thereby to the extent required.

SECTION 4
TERM AND TERMINATION

4.1                                 Effective Date; Termination. This Agreement will become effective upon execution and will continue in force until the earlier to occur of (a) the fifth anniversary of the date of this Agreement, (b) the Expiry Date, (c) the date on which the Purchase Agreement is terminated in accordance with the terms thereof and (d) any date agreed upon in writing by all of the Parties.

4.2                                 Consequences of Termination. If this Agreement is terminated in accordance with Section 4.1, it will become void and of no further force and effect, except for the provisions of this Section 4, Section 5 (Notices), Section 6 (Miscellaneous) and Section 7 (Governing Law and Jurisdiction), provided, however, that such termination will, unless otherwise agreed by the Parties, be without prejudice to the rights or obligations of any Party accrued under this Agreement prior to such termination.

SECTION 5
NOTICES

5.1                                 Notices. Each notice, demand or other communication given or made under this Agreement will be in writing in English and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five Business Days’ prior notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries will be delivered by international commercial overnight delivery service or courier (such as Federal Express or DHL). Any notice, demand or other communication so addressed to the relevant Party will be deemed to have been delivered, (i) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (ii) if sent by post within the same country, on the third Business Day following posting, and if sent by post to another country, on the seventh Business Day following posting; and (iii) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

5.2                                 Addresses and Fax Numbers. The initial address and facsimile for each Party for the purposes of this Agreement are:

if to the Investor:	with a copy to:

KKR China Healthcare Investment Limited c/o KKR Asia Limited Level 56, Cheung Kong Center 2 Queen’s Road Central, Hong Kong Facsimile: (852) 2219-3000 Attention: Julian J. Wolhardt	Paul, Weiss, Rifkind, Wharton & Garrison 12th Floor, Hong Kong Club Building 3A Chater Road, Central Hong Kong Facsimile: (852) 2840-4300 Attention: John E. Lange

if to the Senior Manager

China Cord Blood Corporation 48/F Bank of China Tower 1 Garden Road, Central, HK Facsimile: +852 3605 8181 Attention: Albert Chen

SECTION 6
MISCELLANEOUS

6.1                                 Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Subject to and in accordance with Section 2, the Senior Manager will assign this Agreement or any of their respective rights or obligations hereunder to any Person. The Investor may assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates, provided that (a) such assignment is in compliance with applicable securities laws and (b) the Investor undertakes to promptly notify the other Parties in writing of such assignment.

6.2                                 No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as parties to this Agreement.

6.3                                 Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

6.4                                 Waiver. No waiver of any provision of this Agreement will be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof will be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

6.5                                 Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

6.6                                 Severability. Each and every obligation under this Agreement will be treated as a separate obligation and will be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they will be deemed to be deleted from this Agreement, and any such deletion will not affect the enforceability of such provisions this Agreement as remain not so deleted.

6.7                                 Consent to Specific Performance. The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party institutes any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Party has an adequate remedy at law, to the extent permitted by law.

6.8                                 Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which will be deemed an original, but all of which signed and taken together, will constitute one document.

SECTION 7
GOVERNING LAW AND JURISDICTION

7.1                                 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES OF AMERICA APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.

7.2                                 Submission to Jurisdiction. Each of the parties hereto (i) shall submit itself to the non-exclusive jurisdiction of the United States district court for the Southern District of New York in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) shall not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any Party in the manner provided herein for the giving of notices shall be deemed, in every respect, effective service of process upon such Party. If there is no applicable jurisdiction in such federal court, each of the Parties shall submit itself to the jurisdiction of the state court for the State of New York in the borough of Manhattan.

7.3                                 Service of Process. Senior Manager hereby irrevocably designates and appoints Law Debenture Corporate Services, Inc. 400 Madison Avenue, Suite 4D, New York, New York 10017, Tel: (212) 750-6474 (the “Process Agent”), as the authorized agent of the Senior Manager upon whom process may be served in any such suit or proceeding, it being understood that the designation and appointment of the Process Agent as such authorized agent will become effective immediately without any further action on the part of the Senior Manager. Senior Manager hereby represents that it has notified the Process Agent of such designation and appointment and that the Process Agent has accepted the same in writing.  Senior Manager hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Senior Manager further agrees that service of process upon the Process Agent and written notice of said service to the Senior Manager, as the case may be, mailed by prepaid registered first class mail or delivered to the Process Agent at the address stated above, will be deemed in every respect effective service of process upon the Senior Manager, as the case may be, in any such suit or proceeding.  Nothing herein will affect the right of any Party to serve process in any other manner permitted by law. Senior Manager further agrees to take any and all actions, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Process Agent in full force and effect so long as such Senior Manager has any outstanding obligations under this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

KKR CHINA HEALTHCARE INVESTMENT LIMITED

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

ALBERT CHEN

/s/ Albert Chen